EXHIBIT 99.7


                                   AGREEMENT

DATED THIS 9TH OCTOBER 2003

BETWEEN:

CRYSTALLEX INTERNATIONAL CORPORATION ("CIC")

AND

URUGUAY MINERAL EXPLORATION INC. ("UME")

CIC and UME shall collectively be herein referred to as the "Parties" or "Party" individually.

This document sets forth the terms and conditions upon which UME shall acquire all of CIC's Uruguayan gold mining assets through the acquisition of all of the issued share capital (collectively the "Shares") of all the Uruguayan subsidiaries of Stel (BVI) Inc. ("Stel") and Crystallex International Capital Corporation ("CICC") as listed in Schedule "A" (the "Group"). CIC represents and warrants that Schedule "A", which will be provided before Closing, is a full and complete list of all of the subsidiaries of the Group.

This Agreement is a legally binding agreement between the parties.

The terms and conditions are as follows:

1.     EFFECTIVE DATE:

       The Effective Date of this Agreement shall be October 1, 2003.

2.     TRANSACTION AND PURCHASE PRICE:

       The parties have agreed, subject to the conditions described below, that UME shall purchase the Shares from Stel and CICC, (the "Transaction"), in consideration for a cash payment of US$2,000,000 less any Reduction which may be applicable pursuant to section 4 (the "PURCHASE PRICE"). The Purchase Price shall be paid in two tranches: half of the Purchase Price shall be paid no later than 6 months and the second half of the Purchase Price no later than 12 months, in each case from the Closing Date, defined herein, (each a "PAYMENT DATE"). To secure the Purchase Price, on the Closing Date, UME shall issue a pledge agreement ("Pledge Agreement") and a convertible debenture (the "DEBENTURE") in substantially the forms attached hereto as Schedule B. The Debenture shall secure and be of a principal amount ("PRINCIPAL AMOUNT") equal to Two Million Dollars ($2,000,000). The Debenture shall be redeemable for the Principal Amount less any Reduction (as defined in Section 4) the sum so calculated being referred to herein as the "REDEEMED AMOUNT".

       The Debenture shall be convertible into common shares in the capital of UME (the "Common Shares") in the event, and only in the event, that UME defaults in making the payments of the Purchase Price as provided in this Agreement. Such conversion of the Redeemed Amount will be at the conversion price per share equal to the volume weighted average price of the trades of the Common Shares of UME on the TSX Venture (the "TSXV") for the 5 trading days prior to the date of conversion.

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       In the Event that CIC converts the Debenture into Common Shares of UME:

       (A) in accordance with the terms hereof and the terms of the certificate evidencing the Debenture, CIC shall tender conversion notice to UME and UME shall, within five (5) business days, deliver Common Shares of UME to CIC. Such Common Shares of UME will have restrictions and conditions as may be required by applicable regulatory authorities;

       (B) upon delivery of the Common Shares of UME to CIC, the unpaid portion of the Purchase Price shall be deemed to be satisfied and paid in full by UME.

3.     (a)  LIMITATION ON DISCLOSED CREDITORS

       At Closing, CIC shall make a cash payment equal to the amount which the Disclosed Creditors exceed US$2.5 million as of the Effective Date. DISCLOSED CREDITORS are defined as those detailed in Schedule "C" (to be provided before Closing). For the sake of clarity, any amount payable at Closing pursuant to this section 3 shall not be a Reduction referenced in section 4.

       (b)  HEDGE PAYMENT

       At closing CIC will procure that Standard Bank London Limited ("SBL") provides UME with a statement outlining the costs associated with closing the hedge book ("Settlement Amount"). This statement shall be attached as Schedule D at the Closing Date. UME shall pay the Settlement Amount to SBL, which payment shall be in full settlement of the obligations of Minera San Gregorio S.A. ("MSG") to SBL in respect of MSG's hedging obligations. It is the understanding of UME that the Settlement Amount shall be equal to the product of the number of ounces of gold outstanding in the Hedge Book multiplied by the difference in US dollars between the spot price of gold on the Closing Date and the strike price of the hedge book.

4.     REDUCTION OF PURCHASE PRICE

       (A) The Purchase Price shall be reduced by the amount ("REDUCTION") of any UNDISCLOSED LIABILITIES (as herein defined) revealed in the twelve (12) month period subsequent to the Effective Date and which are the result of events which occurred prior to Closing. "UNDISCLOSED LIABILITIES" shall herein be defined as all liabilities of the Group including operating liabilities, accrued creditors and trade creditors as at September 30, 2003 but excluding Disclosed Creditors (as listed in Schedule "C") and other non accrued/trade creditor liabilities including employee entitlements, environmental liabilities and rehabilitation provisions.

           Implementation of the Reduction shall be in accordance with sections 4(B),(C) and (D).

       (B) UME must serve notice ("REDUCTION NOTICE") on CIC with details of a claim of any Reduction.

       (C) If CIC disputes UME's Reduction Notice, CIC must serve notice ("DISPUTE NOTICE") on UME within 5 Business Days of receiving the Reduction Notice. The Parties will confer as soon as practical in an attempt to resolve the dispute. If a resolution is not obtained within fourteen (14) business days of the receipt by UME of CIC's Dispute Notice, CIC shall be entitled to engage the independent expert pursuant to section 5 to resolve the dispute.

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       (D) If CIC does not serve a Dispute Notice, CIC shall be deemed to have agreed to the Reduction as set forth in UME's Reduction Notice.

       (E) Notwithstanding any other provision of this Agreement no installment of the Purchase Price shall become due for payment if a Reduction Notice has been served by UME on CIC and the claim therein has not been agreed by the Parties or determined by an Expert pursuant to the provisions of section 5. In such situations the Payment Date shall be extended to the date being ten (10) business days from the date of either: the written resolution being delivered by the Expert to UME or the deemed acceptance date of the Reduction pursuant to sections 4(D) and 5(B).

5.     DISPUTE RESOLUTION

       (A) If CIC wishes to refer a dispute under section 4(C) to an expert, it shall serve notice ("EXPERT REFERRAL NOTICE") on UME to that effect. CIC shall have the right, within ten (10) business days of serving the Expert Referral Notice upon UME, to appoint an internationally recognized firm of qualified chartered accountants (which must be one of the following: Ernst and Young Chartered Accountants LLP, PricewaterhouseCoopers, KPMG LLP, or Grant Thornton LLP) ("THE EXPERT") to adjudicate the dispute. The appointment of the Expert shall be subject to:

           a. the acceptance of the engagement by the qualified chartered accountant firm;
           b. such qualified chartered accountant firm being independent of both Parties.

       (B) If CIC fails to appoint the Expert within the prescribed time referenced with section 5(A), the Dispute Notice and the Expert Referral Notice shall be deemed to have been withdrawn and CIC shall be deemed to have agreed to the Reduction as set forth in UME's Reduction Notice as of the 10th business day of CIC serving the Expert Referral Notice.

       (C) The Expert shall be required to accept written submissions from the Parties as to the amount of Reduction within 14 days of his appointment and shall state his determination in writing within 28 days of his appointment. In making his determination the Expert may consult with such other professionally qualified persons as he in his absolute discretion thinks fit.

       (D) The Experts so appointed shall select the person or persons who shall be engaged in the determination (who shall be independent of both Parties), may also elect that the determination be made by a service company controlled by the firm (who shall be independent of both Parties) in which case that company shall be the Expert for the purposes of this Agreement.

       (E) The costs of engaging the Expert shall be shared equally by the Parties.

       (F) The determination of the Expert as to the Reduction shall be final and binding on the Parties.

       (G) Nothing in this section 5 is intended to exclude the jurisdiction of any Court relating to the matters of Reduction.

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6.1    CLOSING:

       Closing shall occur upon the last of the following to occur:

       (A) Issuance of the Debenture and Pledge Agreement by UME to CIC;

       (B) Payment of the Settlement Amount by UME pursuant to section 3(b) above and the receipt by MSG and CIC of the Release as hereinafter defined;

       (C) All and each of the conditions set forth in section 8.1 are fulfilled or waived by UME;

       (D) All and each of the conditions set out in Section 8.2 are fulfilled or waived by CIC;

       (E) Cash settlement by CIC, pursuant to section 3, of the amount by which the Disclosed Creditors exceed $2.5 million as of the Effective Date.

       The CLOSING DATE shall herein be defined as the date upon which the last of the foregoing events of subsections 6.1(A), (B), (C), (D) and (E) occur. Each of the parties hereto agrees to carry out negotiations in good faith and use its reasonable best efforts to enable the foregoing events to occur on or before 22 October, 2003.

6.2    COMPLETION DOCUMENTS

       (A) At completion, UME must give to one or more of CIC, Stel and or CICC (as applicable) the following documents:

           a.  The executed Debenture and Pledge Agreement.

           b. Release in a form satisfactory to CIC and UME from SBL in respect of any and all liabilities of CIC, MSG, Stel, CICC and other subsidiaries of CICC (save and except the Group), from all MSG obligations including indebtedness, hedge book obligations and guarantees (the "RELEASE").

           c. Certified copy of the resolution of the UME board approving the issuance of the Debenture.

       (B) At completion, CIC must give UME the following documents:

           a.   share certificates for the Shares;

           b. completed transfers of the Shares to UME or its nominee, executed by the transferor and in a form suitable for registration;

           c. the certificate of incorporation, common seal, all statutory, minute and other record books, share certificate books of each member of the Group and all unused share certificate forms;

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           d.   all ledgers, journals and books of account of each member of the
                Group;

           e.   the written resignations of:

                i.  all directors of each member of the Group; and
               ii.  the secretary of each member of the Group.

           f.   Release.

           g. registration of UME or its nominee, as the holder of the Shares in the books of each respective member of the Group, subject to the payment of stamp duty (if any) on those Shares;

           h. resignations of the directors and officers of each member of the Group.

7.     DUE DILIGENCES:

       CIC shall immediately make available all corporate records relating to the Group, in any event prior to October 15, 2003.

       UME shall immediately make available to CIC and/or its advisors all publicly available financial information on UME.

       CIC shall conduct due diligence upon UME through the review of publicly available information as well as corporate data and shall be deemed to be completed on October 15, 2003.

8.1    CONDITIONS IN FAVOUR OF UME

       (A) UME and CIC have obtained all necessary stock exchange, securities commission and any other regulatory approvals to complete the Transaction.

       (B) On or before the Closing Date, confirmation in writing of the approval of the transaction contemplated herein by the Board of Directors of UME.

       (C) On or before the Closing Date, SBL provides the Release.

       (D) The representations and warranties of CIC shall be true and correct as of the Closing Date.

       (E) On Closing, the Group shall have no trade creditors or accrued creditors with the exception of those Disclosed Creditors as listed on Schedule "C".

       (F) The directors and officers of each member of the Group shall have resigned.

       (G) CIC will pay in full any and all monies remaining due to SBL under the terms of its existing project loan for MSG, which amount is estimated at US$210,000 as of the date hereof ("Project Loan Payment").

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8.2    CONDITIONS IN FAVOUR OF CIC

       (A) The results of the due diligence review of UME conducted by CIC, and its representatives must be to the satisfaction of CIC in its sole discretion. Due diligence shall be deemed to be completed to the satisfaction of CIC on October 15, 2003 unless advised by CIC prior to that date.

       (B) UME and CIC have obtained all necessary stock exchange, securities' commission and other regulatory approvals to complete the Transaction.

       (C) On or before the Closing Date, confirmation in writing of the approval of the transaction contemplated herein by the Board of Directors of CIC.

       (D) On or before the Closing Date, SBL provides the Release.

       (E) On or before the Closing Date, UME undertakes to make application to the TSXV for the listing of the common shares in the capital of UME underlying the Debenture.

       (F) UME shall have delivered the Debenture to CIC.

       (G) The representations and warranties of UME shall be true and correct as of the Closing Date.

9.     CONDITIONS SUBSEQUENT

       The Parties agree, covenant and undertake that subsequent to Closing that:

       (A) the drill rigs presently on the sites of the Group, shall remain on site for a minimum period of 90 days from the date hereof.

       (B) Subsequent to 90 days from the date hereof, and upon receipt of a written notice of CIC, UME shall convey title to two (2) drill rigs (details to be specified by CIC) to CIC for US$1 or upon terms otherwise satisfactory to CIC and UME which will allow the conveyance to occur on a tax efficient basis for both parties.

       (C) CIC will be responsible for all costs associated with the transfer of title and the removal of the rigs from the site.

10.    INTERIM PERIOD

       During the period from the Effective Date until the Closing Date:

       (A) UME shall have the right to have a technical representative on site. CIC shall provide UME's technical representative with the authority (authority equal to that of Group senior management) to have unlimited physical access to all areas and information of and about the Group and the Group business. UME's technical representative shall be privy to and shall be invited to participate in all Group staff and management meetings and to be provided with all reports and summaries of the business operations of the Group.

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       (B) CIC shall procure that each and every material asset of every entity comprising the Group remains with that entity, and is not depleted, distributed, disbursed or otherwise lost to the subject entity, other than in the ordinary course of business.

       (C) CIC shall procure that the Group does not incur any liability or undertake any commitments in excess of US$50,000 without the prior written approval of UME or its representatives other than in the ordinary course of business.

       (D) CIC shall procure that all gold produced shall either remain on site and shall not, without the prior written consent of UME, be delivered to the refiner. All proceeds from the sale of any gold produced and shipped to the refiner after the Effective Date shall remain an asset of the Group and shall be deposited into the offshore gold sales proceeds account held by and secured to SBL. Any remittances from the gold sales proceeds account after the Effective Date shall be solely for the Group's use, and shall only be removed in accordance with the loan documentation between CIC, the Group and SBL, and only in accordance with the normal operating needs of the Group.

       (E) CIC shall procure that the Group continues to operate on a going concern basis and procure that all insurances, stocks, stores, spare parts, gold in circuit etc. are maintained in the ordinary course of business consistent with past practices and the plant is maintained in the current state of repair.

       (F) CIC shall procure that, until the Closing Date, each entity within the Group shall not enter into any transaction, engage in activity or undertake any liability or commitment of any nature whatsoever, otherwise than in the ordinary course of business, without the prior written consent of UME.

       (G) Neither the Group nor CIC shall dispose, license or transfer rights to any of the Group's assets or rights thereto other than in the ordinary course of business.

       (H) CIC shall procure that neither CIC nor any member of the Group shall materially increase the annual level of compensation nor grant any bonuses, benefits or other forms of direct or indirect compensation to any officer, director, consultant or employee of the Group.

       (I) Neither CIC nor any member of the Group shall increase, terminate, amend or otherwise modify and plan for the benefit of employees of the Group.

       (J) Neither CIC nor any member of the Group shall declare or pay any dividends, redeem any securities of the Group, make any distributions of the Group's assets, except as set forth herein, pay any extra ordinary fees or commissions or otherwise cause the assets of the Group to be distributed to shareholders or any person, firm or company related or unrelated to the Group.

       (K) Neither CIC nor any member of the Group shall draw down any funds under existing credit lines or otherwise of the Group, except as reasonably necessary for the ordinary operation of the Group's business.

       (L) CIC shall procure that neither CIC nor any member of the Group shall undertake any non-arm's length or related party transactions of any kind relating to the Group or its assets, except as set forth herein.

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       (M) Neither CIC nor any member of the Group shall undertake any capital expenditures relating to the Group's business, except routine maintenance in the ordinary course of the Group's business or except as committed prior to the Effective Date and as disclosed to UME.

       (N) CIC shall procure that neither CIC nor any member of the Group shall acquire any other business, operating unit or company or significant assets and shall not make any investments in or loans to any person, firm or company relating to the Group or the Group's assets.

       (O) CIC shall procure that CIC and all members of the Group ensure that all commitments, undertakings, obligations of the mineral titles, permits and licenses of the Group remain current, valid and in effect.

       (P) Neither CIC nor any members of the Group shall enter into any contracts, agreements or arrangements relating to the Group with third parties outside of the ordinary course of business of the Group.

       (Q) CIC shall procure that no entities within the Group issue any shares or securities convertible or exchangeable into shares of any of the entities within the Group.

       (R) CIC shall procure that any shareholder loans or any other loans to any members of the Group made by CIC or any of CIC subsidiaries or by any person or company associated or affiliated with the Group or CIC shall be wholly forgiven and discharged prior to the Closing Date. Any related tax effects shall be the sole responsibility of CIC.

       (S) CIC shall procure that the Group maintains all records, information, geological and mining databases and any proprietary information and documentation relating to the Group. It is acknowledged that all historical data relating to the Group is included within the assets of the Group to be acquired by UME.

       (T) CIC shall provide and procure the delivery of and availability to UME of the consolidated audited financial statements of the Group and the individual accounts for each individual member of the Group for the most recent financial year and the consolidated management accounts and the individual accounts for each individual member of the Group for the most recently completed period.

       (U) CIC shall use its reasonable best endeavours to promote the terms of this sale and the transfer of the business to UME, to the Government and relevant authorities in Uruguay and in any other countries, and to all employees, suppliers and customers of the Group.

       (V) In the event that the Group requires additional working capital beyond that generated from internal cash flow, the amount shall be agreed by both CIC and UME and shall be provided equally by both parties.

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11.    REPRESENTATIONS AND WARRANTIES

       (A) CIC hereby makes the representations and warranties contained in Schedule "E" hereto. All representations and warranties made by CIC herein (within the main body of this Agreement and within any Schedules) are made as of the Effective Date and as of the Closing Date with the same force and effect as if they had been made as at the Closing Date.

       (B) UME hereby makes the representations and warranties contained in Schedule "F" hereto. All representations and warranties made by UME herein (within the main body of this Agreement and within any Schedules) are made as of the Effective Date and as of the Closing Date with the same force and effect as if they had been made as at the Closing Date.

       (C) The representations and warranties contained herein shall survive the Closing Date for a period of 1 year from the Closing Date.

12.    TERMINATION; SURVIVAL AND REMEDIES UPON TERMINATION

       (A) Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement between the parties at any time.

       (B) Termination for Default. It shall be a material default hereunder if:

           a. A party shall become insolvent, make a general assignment for the benefit of creditors, have its assets become subject to the appointment of a receiver, file a voluntary petition in bankruptcy (or similar law for the protection of debtors) or have filed against it an involuntary petition in bankruptcy (or similar law for the protection of debtors) which is not dismissed within sixty (60) days; or

           b. If a party fails to perform any material term or provision or satisfy any material condition of this Agreement within ten (10) days after written notice of nonperformance.

           Upon a material default, the non-defaulting party may terminate this Agreement and/or seek all available remedies at law or in equity except as otherwise limited by the terms of this Agreement.

       (C) Termination by Reason of Force Majeure. Should an event of Force Majeure (as more particularly defined in Section 14 below) delay a party's performance of any material obligation under this Agreement for a period exceeding twenty (20) days, the party whose performance is not affected by such event may, at its option, terminate this Agreement.

       (D) Remedies: Rights and Obligations of the Parties upon Termination. Remedies of the parties can only be invoked on the date ending the applicable curative period as may be set forth herein.

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       (E) Survival. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this
           Agreement: Sections 4, 5, 9, 11, 13.1, 13.2, 13.3, 13.4, 14 and 15.

13.1   CIC INDEMNIFICATION

       Effective from and after the completion of the Transaction on the Closing Date, CIC hereby indemnifies, defends and holds UME harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, and court costs and litigation expenses (including all expenses incurred by UME in arbitration, trial and appellate proceedings) (collectively "UME LOSSES") reasonably and necessarily incurred by UME to the extent arising out of any of the activities of CIC or of any member of the Group occurring prior to the Closing Date, as well as those arising from CIC's material breach of any of its representations, warranties or covenants under this Agreement.

13.2   UME INDEMNIFICATION

       Effective from and after the completion of the Transaction on the Closing Date, UME hereby indemnifies, defends and holds CIC harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses, including without limitation, reasonable attorneys' fees, and court costs and litigation expenses (including all expenses incurred by CIC in arbitration, trial and appellate proceedings) (collectively "CIC Losses") reasonably and necessarily incurred by CIC to the extent arising out of UME's material breach of any of its representations, warranties or covenants under this Agreement.

13.3   LIMITATION

       No claims for indemnification may be made by UME against CIC or by CIC against UME under this Agreement in respect of any loss arising in connection with any misrepresentation, breach of warranty or breach of covenant made or given by UME or CIC, as applicable, unless the aggregate of all losses suffered or incurred by UME or CIC, as applicable, in respect of all such misrepresentations or breaches of warranty, exceeds US$50,000. The maximum aggregate liability of CIC or UME for losses hereunder shall not exceed an amount equal to US$2.0 million. For the sake of clarity, nothing in this section shall affect the validity or enforceability of the Reduction.

13.4   EXCLUSIVE REMEDY

       The rights of indemnity set forth in this section are the sole and exclusive remedy of each party in respect of any misrepresentation, breach of warranty or breach of covenant by the other party hereunder.

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14.    FORCE MAEJURE

       The failure of a party to perform its obligations under this Agreement, shall be excused, in so far as it proves:

       (A) that the failure was due to an impediment beyond its reasonable control;

       (B) that it could not reasonably be expected to have taken into account the impediment or event and its effects upon the ability to perform at the time of the execution of this Agreement, and

       (C) that it could not reasonably have avoided or overcome its effects.

       (collectively "FORCE MAJEURE").

       Force Majeure shall include, without limitation, terrorism, acts of God, fires, war, riots, labor disputes, sabotage, and unusually severe weather, but shall not include material shortages or inability to obtain equipment, components or supplies. The party whose performance is affected by Force Majeure shall give prompt notice to the other party of the date of commencement of the Force Majeure, the nature thereof, and the expected duration; use its best efforts to avoid or remove the Force Majeure to the extent that it is able so to do; and make up, continue on and complete performance when such cause is removed to the extent it is able so to do. In the case of Force Majeure, the contractual time provided for performance or delivery shall be extended for a number of days beyond the initial date of performance or delivery equal to the duration of the event of Force Majeure. In the event any such failure to perform under this Agreement as a result of Force Majeure continues for more than twenty (20) days, the party not affected thereby shall have the right to terminate this Agreement, with immediate effect by written notice sent to the other party pursuant to Section 14.

15.    CONFIDENTIALITY:

       The provisions of the Confidentiality Agreement dated August 1, 2003 between the parties shall enure and continue to be valid and enforceable for a period of 2 years from the date of Closing. As the Parties are respectively subject to applicable corporate and securities laws and regulations, nothing in this Agreement or the Confidentiality Agreement shall prohibit either Party from making public disclosure with respect to this Agreement to comply with applicable corporate and securities laws and regulations.

16.    EXPENSES

       Parties shall be responsible for payment of their own expenses, including legal and accounting fees, in connection with the transactions contemplated hereby.

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17.    NOTICES

       Any notice given in connection with this Agreement shall:

       (A) be delivered by hand; or

       (B) be sent by prepaid certified post;

       (C) be sent by prepaid telegram or cablegram; or

       (D) be sent by facsimile (if the party has its own facsimile receiver),

       to the address of the party concerned as appearing at the commencement of this Agreement or such other address as a party may from time to time specify by notice in writing to the other parties as its address for notices.

       A notice shall be deemed to have been duly given:

       (A) if delivered on the date of delivery;

       (B) if sent by post, 4 days after posting;

       (C) if sent by telegram or cablegram, on the day following the day on which the text of the notice is given to the post office for transmission;

       (D) if sent by facsimile, on the day that the facsimile is transmitted.

18.    STANDSTILL

       The parties hereto agree that from the Effective Date and until the Closing Date they shall not permit any of their respective officers, directors, employees, affiliates, agents, consultants, advisors or representatives to solicit, initiate, encourage or participate in any discussions or negotiations with any third party concerning:

       (A) any sale of any material portion of the business or assets of the Group; or

       (B) any acquisition or disposition of shares of the entities comprising the Group or any merger, amalgamation, consolidation, business combination or other similar transaction involving the Group;

19.    NOTICE OF MATERIAL CHANGES

       If, at any time between the Effective Date and the Closing Date of the Transaction a material change occurs in the business, financial condition, prospects, assets or operations of the Group, CIC shall forthwith provide written notice of such change of UME.

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       If, at any time between the Effective Date and the Closing Date of the
       Transaction, a material change occurs in the business, financial condition, prospects, assets or operations of UME, UME shall forthwith provide written notice of such change to CIC.

20.    GOVERNING LAW

       This agreement shall be governed by and construed under the laws applicable in the Province of Ontario, Canada.

21.    SCHEDULES

       The Schedules appended to this Agreement shall be part of the Agreement and be of full force and effect as provisions of this Agreement.

22.    BINDING EFFECT

       This Agreement shall survive and shall be legally binding and enforceable against the parties hereto, and their respective successors and assigns, in accordance with its terms.

AGREED THIS 9TH DAY OF OCTOBER, 2003 AS EVIDENCED BY THE SIGNATURE OF EACH PARTY HERETO BELOW

URUGUAY MINERAL EXPLORATION INC.



Per: /s/ C. Clarke
     -------------------------------




CRYSTALLEX INTERNATIONAL CORPORATION



Per: /s/ J. T. Bruce
     --------------------------------

                                  SCHEDULE "A"
  ENTITIES COMPRISING THE GROUP AND THEIR ISSUED AND OUTSTANDING SHARE CAPITAL
                    (TO BE PROVIDED BY CIC PRIOR TO CLOSING)


1. Minera San Gregorio S.A.
       a. Authorized Share Capital:
       b. Issued Share Capital:
       c. Ownership of Issued Share Capital:

2. Glendora S.A.
       a. Authorized Share Capital:
       b. Issued Share Capital:
       c. Ownership of Issued Share Capital:

3. Dalvan S.A.
       a. Authorized Share Capital:
       b. Issued Share Capital:
       c. Ownership of Issued Share Capital:

4. Montemura S.A.
       a. Authorized Share Capital:
       b. Issued Share Capital:
       c. Ownership of Issued Share Capital:

5. Bolir S.A.
       a. Authorized Share Capital:
       b. Issued Share Capital:
       c. Ownership of Issued Share Capital:

6. Brimol S.A.
       a. Authorized Share Capital:
       b. Issued Share Capital:
       c. Ownership of Issued Share Capital:

                                  SCHEDULE "B"
                 CONVERTIBLE DEBENTURE AND SHARE PLEDGE OF UME

                                  SCHEDULE "C"
               DISCLOSED CREDITORS -- TRADE CREDITORS AND ACCRUED
                       CREDITORS AS AT THE EFFECTIVE DATE
                    (TO BE PROVIDED BY CIC PRIOR TO CLOSING)

DRAFT NOTE -- DISCLOSED CREDITORS WILL INCLUDE AN ASSESSMENT OF ALL UNPAID CORPORATE TAXES AND ROYALTY PAYMENTS RELATING TO BUSINESS CONDUCTED PRIOR TO EFFECTIVE DATE.

 DRAFT NOTE: THIS SCHEDULE SHOULD NOT INCLUDE ACCRUED EMPLOYEE ENTITLEMENTS OR
                  ENVIRONMENTAL AND REHABILITATION PROVISIONS.

                                  SCHEDULE "D"
                               SETTLEMENT AMOUNT
               (TO BE PROVIDED BY CIC (VIA SBL) PRIOR TO CLOSING)

                                  SCHEDULE "E"
                       CIC REPRESENTATIONS AND WARRANTIES


Representations and warranties set out in this schedule in respect of the Group shall be read and construed to be given by CIC in respect of each member of the Group.

These warranties are made as at the Effective Date and shall be deemed also to be made as at the Closing Date.

"BUSINESS" means the business of each member of the Group, if applicable.

1.    ACCURACY OF INFORMATION
      -----------------------

1.1   Information accurate
      --------------------

All information given by or on behalf of CIC or its advisers to UME whether before or after the Effective Date or before the Closing Date in respect of the Group, the Shares subject of the Agreement and the assets and liabilities of the Group is accurate and not misleading.

2.    CONDUCT OF BUSINESS
      -------------------

2.1   Compliance with law
      -------------------

The Group is in material compliance with all applicable laws in the conduct of Business by each member of the Group.

2.2   Conduct and practices
      ---------------------

The Group only engages in conduct or practices in respect of the Business, which materially comply with all applicable laws (including, but not limited to, any consumer protection, fair trading, restrictive trade practices or anti-trust legislation).

2.3   Activities of the Group
      -----------------------

Except as disclosed herein, no member of the Group is under any obligation to repay any loans, issue or allot or has granted to any person the right to call for the issue or allotment of any securities in itself at any time.

2.4   Entities comprising the Group and their respective Issued Share Capital
      -----------------------------------------------------------------------

Schedule A of this Agreement lists of all of the subsidiaries of Stel (BVI) Inc. Schedule A also lists the authorized and issued share capital of the Group. Schedule A is complete, true and accurate in all respects. As at the Closing Date, all of the Shares are free of all mortgages, charges, liens and other encumbrances and that no person, firm or corporation has any agreement or option or right capable of becoming an agreement for the purchase from CIC, CICC or Stel (BVI) Inc. of any of the Shares, except as provided herein.

3.   POSITION SINCE THE LAST AUDITED ACCOUNTS
     ----------------------------------------

Since December 31, 2002, and except as has been disclosed by CIC to UME or as disclosed in CIC's annual information form dated August 8, 2003:

(a) the Business has been conducted in the ordinary course of ordinary business and in a proper and efficient manner;

(b) the Group has not disposed of any asset of the Business except in the ordinary course of ordinary business;

(c) the Group has not acquired any asset of the Business except in the ordinary course of business; and

(d) there has been no material adverse change affecting the Business, the assets of the Business or the financial or trading position or prospects of the Business.

4.   CONTRACTS
     ---------

4.1  No contracts
     ------------

With the exception of the contractual relationship with SBL, the Group has not entered into any contract, arrangement or understanding with any person other than contracts within the ordinary course of business of the Business and on arms length terms.

4.2  Offers outstanding
     ------------------

Any offer, tender or quotation made by any of the Group in respect of the Business which is outstanding and capable of acceptance by a third party, was made in the ordinary course of business.

5.   GROUP NOT A PARTY TO ANY LITIGATION
     -----------------------------------

5.1  To the best knowledge and belief of CIC, the Group is not:

(a)  a party to any prosecution, litigation or arbitration proceedings; or

(b)  subject to any administrative or governmental investigation.

5.2  No litigation pending or threatened
     -----------------------------------

To the best knowledge and belief of CIC, no prosecution, litigation, proceeding or investigation referred to in Warranty 5.1 is pending or threatened.

6.   SOLVENCY
     --------

6.1  No liquidation or winding-up
     ----------------------------

To the best knowledge and belief of CIC, neither the Group nor any member of the Group has gone into liquidation nor passed a winding-up resolution.

6.2  No petition
     -----------

To the best knowledge and belief of CIC, no petition or other process for winding-up has been presented or threatened against the Group or any member of the Group and there are no circumstances justifying such a petition or other process.

6.3  No writ of execution
     --------------------

To the best knowledge and belief of CIC, no writ of execution has issued against the Group or any member of the Group or any property of the Group or any member of the Group and there are no circumstances justifying such a writ.

6.4  No receiver
     -----------

To the best knowledge and belief of CIC, no receiver or receiver/manager of any part of the undertaking or assets of the Group has been appointed or is threatened or expected to be appointed and there are no circumstances justifying such an appointment.

7.   RECORDS
     -------

To the best knowledge and belief of CIC, at all times since CIC has held an interest in the Group, all records of the Group in all material respects:

(a)  have been fully and accurately maintained;

(b)  comply with all applicable laws requirements.

8.   TAXES AND DUTIES AND GOVERNMENTAL ROYALTIES
     -------------------------------------------

Any tax, duty or governmental royalties payable by the Group or any member of the Group has been paid for each tax year (which for the purposes of this clause means the year or other period of time in respect of which taxes or duties or royalties respectively are assessable against any member of the Group in any applicable jurisdiction) up to but excluding the current tax year and in respect of the current tax year reasonable provision has been made in the accounts for the payment of taxes, duties and royalties.

9.   OTHER ROYALTIES
     ---------------

Save and except as disclosed in the Disclosed Creditors, all royalties due and payable by the Group or any member of the Group to landowners and other non-governmental entities have been fully paid and also reasonable provision has been made for all such royalties in respect of any production which has occurred and on which the royalties are calculated but not yet due and payable.

10.  DISCLOSED CREDITORS
     -------------------

The information in Schedule C is an exhaustive list of the Disclosed Creditors which include identified trade creditors and identified accrued creditors as of the Effective Date, and the indebtedness of the Group to those identified trade creditors and identified accrued creditors (including royalties) is full, complete and true as of the Effective Date.

                                  SCHEDULE "F"
                       UME REPRESENTATIONS AND WARRANTIES


ORGANIZATION, GOOD STANDING AND QUALIFICATION.
----------------------------------------------

UME has been duly incorporated and is validly subsisting as a corporation under the laws of its jurisdiction of incorporation, with corporate power and authority to own, lease and operate its properties and assets and carry on its businesses as currently owned and carried on and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of the business now being carried on or the property owned or leased by it makes such registration, licensing or qualification necessary.

CAPITAL STRUCTURE.
------------------

The authorized capital of UME consists of an unlimited number of common shares ("Common Shares") and an unlimited number of preferred shares, of which 36,307,982 Common Shares and no preferred shares are issued and outstanding as at the date hereof UME has no Common Shares reserved for issuance. All of the outstanding shares of capital stock of UME are validly issued, fully paid and non-assessable.

AUTHORITY AND APPROVAL.
-----------------------

UME has all requisite corporate power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to issue the Debenture. This Agreement and the Debenture have been duly executed and delivered by UME and each constitute a legal, valid and binding agreement of UME enforceable against UME in accordance with its terms subject to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general principles of equity. UME has taken all necessary corporate action to allot, reserve and authorize the issuance of the Common Shares which are issuable upon the conversion of the Debenture and upon conversion of the Debenture, the underlying Common Shares will be validly issued, fully paid and non-assessable.

NO VIOLATION.
-------------

UME is not in violation of its articles of incorporation or by-laws and is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, evidence of indebtedness, note, lease or other agreement, understanding or instrument to which it is a party or by which it may be bound or to which any of its property or assets is subject. The execution, delivery and performance of this Agreement, the issuance of the Debenture and the consummation of the Transaction:

(a) do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of UME pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which UME is a party or by which UME is bound or to which any of the property or assets of UME is subject (other than conflicts, breaches, defaults, liens, charges and encumbrances that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect);

(b) do not and will not result in any violation of the provisions of the articles of incorporation or by-laws of UME or any applicable laws.

COMPANY REPORTS.
----------------

UME is a reporting issuer not in default in Alberta, British Columbia, Ontario and Quebec (the "Reporting Jurisdictions") and has filed with securities regulators in the Reporting Jurisdictions true and complete copies of all documents required to be filed under applicable securities laws. As of the date thereof, UME's annual information form dated October 18, 2002 and its unaudited interim financial statements dated April 28, 2003 (the "Company Reports") were true, complete and correct in all material respects, constituted full, true and plain disclosure of all material facts relating to UME and did not contain any misrepresentation. As of the date of this Agreement, the Company Reports constitutes full, true and plain disclosure of all material facts relating to UME and do not contain any misrepresentation.

FINANCIAL STATEMENTS.
---------------------

Each of the balance sheets included or incorporated by reference in the Company Reports (including the related notes) fairly presents, in all material respects, the financial position of UME as of its date and each statement of operations and cash flows included or incorporated by reference in the Company Reports (including the related notes) fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of UME for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles in Canada, consistently applied during the periods involved, except as may be noted therein.

ABSENCE OF UNDISCLOSED LIABILITIES.
-----------------------------------

Except as disclosed in the Company Reports, there are no obligations or liabilities (including in respect of obligations and liabilities disclosed in the Company Reports, any change in those obligations or liabilities) whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for those that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on UME or prevent or materially delay or impair the ability of UME to consummate the Transaction.